EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is signed as of May 14, 2001 by Fund Asset Management, L.P. (the "Investment Adviser") and Mercury Internet Strategies Fund, Inc. (the "Fund").

     WHEREAS, the Fund is a "feeder" fund that invests all of its assets in a "master" portfolio, Master Internet Strategies Trust (the "Trust");

     WHEREAS, the Investment Adviser has entered into an investment management agreement with the Trust whereby the Investment Adviser manages the Trust's portfolio of investments under the overall supervision of the Trust's Board of Trustees and provides certain administrative services to the Fund;

     WHEREAS, the Investment Adviser desires to reimburse direct expenses of the Fund;

     WHEREAS, the Investment Adviser understands and intends that the Fund will rely on this Agreement in preparing a post-effective amendment to its registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

     WHEREAS, shareholders of the Fund will benefit from the ongoing reimbursements by incurring lower Fund operating expenses than they would absent such reimbursements.

     NOW, THEREFORE, the Investment Adviser agrees to reimburse direct expenses of the Fund to the extent necessary to limit the ordinary annual operating expenses of each class of the Fund to 1.75%, excluding class-specific distribution and account maintenance fees; provided, however, in no event shall the Investment Adviser be required to reimburse expenses in excess of the amount of direct expenses actually incurred by the Fund.

     This contractual reimbursement shall be effective for the current fiscal year of the Fund and for fiscal years thereafter unless the Investment Adviser shall notify the Fund of the termination of the reimbursement not less than 30 days prior to the end of the then current fiscal year.

     IN WITNESS WHEREOF, the Investment Adviser and the Fund have agreed to this Expense Reimbursement Agreement as of the day and year first above written.

FUND ASSET MANAGEMENT, L.P. By: /s/ Terry K. Glenn Name: Terry K. Glenn Title:Executive Vice President

MERCURY INTERNET STRATEGIES FUND, INC. By: /s/ Terry K. Glenn Name: Terry K. Glenn Title:President and Director